EXHIBIT 99.1

Terra Tech Corp. Announces Plans to Expand its Cannabis Dispensary Footprint with Purchase of Las Vegas Property

IRVINE, Calif. October 12, 2018 -- Terra Tech Corp. (OTCQX: TRTC), (“Terra Tech” or the “Company”) a vertically integrated cannabis-focused agriculture company, today announced it has purchased a retail property in downtown Las Vegas, located at 121 North Fourth Street. The Company plans to convert the building into a Blüm™ retail dispensary, focused on providing the highest quality medical and adult use cannabis to the Nevada market.

The 4,541+ square feet retail building rests on a single 0.16 acre land parcel on North 4th Street, just 100 feet from the world famous Fremont Street Experience, which attracts more than 14 million annual visitors. Positioned in the heart of the booming Downtown Las Vegas trade area, the property has always provided very solid ground for its retail tenants.

Terra Tech currently operates three other Blüm stores in Nevada, two of which are in Las Vegas, and all of which are focused on providing the highest level of personal care coupled with a broad selection of medical and adult use cannabis products, including flowers, concentrates and edibles. Its proprietary Blüm retail brand first entered Nevada in April 2016, and now enjoys significant brand recognition among its loyal customer base. Capitalizing on the Blüm brand by expanding into Downtown Las Vegas will expand the Company’s Nevada footprint and is expected to bolster its reputation as a leading retail dispensary operator in one of the U.S.’s largest cannabis markets. The Company has submitted two retail permit applications to the State and plans to announce the result of these applications as soon as possible.

Derek Peterson, CEO of Terra Tech, stated. “We remain committed to growing our footprint in Nevada, which remains a lucrative market for the cannabis sector. The building is located in the heart of the booming Downtown Las Vegas trade area, an area in which we did not previously have a presence but which benefits from high foot traffic. Last year, 32 percent of the visitors to Las Vegas visited the downtown area. Of those, 59 percent said the main reason was to visit the Fremont Street Experience. We are pleased to have secured this building, which has great street-front visibility, and expect that, once it has been rebranded and fully-licensed under our recognizable Blüm brand, it will contribute meaningfully to the Company’s revenue growth.”

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

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For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ http://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate GrowOp Technology Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

CONTACTS

Terra Tech Corp.

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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